Exhibit 8.2

Hamilton & Babitts, CPAs

271 Route 46 West, Suite D-109

Fairfield, NJ 07004

973-276-0044 (phone)

973-276-3226 (fax)

March 15, 2021

Boards of Directors

Magyar Bancorp, MHC (the “Mutual Holding Company”)

Magyar Bancorp, Inc. (the “Holding Company”)

Magyar Bank (the “Bank”)

400 Somerset Street

New Brunswick, New Jersey 08901

Re:	New Jersey Income Tax Consequences of the Plan of Conversion and

Reorganization of Magyar Bancorp, MHC (“the Plan”)

Dear Board Members:

PRELIMINARY STATEMENT

In rendering this opinion, we have assumed that the statement of the opinions issued by Magyar’s special counsel, Luse Gorman, PC, dated March 15, 2021 with respect to the federal income tax laws (“Federal Opinion Letter”), is in fact, an accurate statement of the federal income tax consequences of the plan of conversion and reorganization of Magyar Bancorp, MHC.

Facts Regarding the Plan

The facts as set forth in the Federal Opinion Letter and the Plan, and as we understand them to be, are as follows:

Based upon our review of, and in reliance upon, the document described above, we understand that the relevant facts are as follows: The Bank became the wholly-owned subsidiary of the Holding Company in 2006. The Holding Company is a stock holding company, and 55% of its outstanding shares are owned by the Mutual Holding Company. The owners of the Mutual Holding Company are the depositors of the Bank, who are entitled upon the complete liquidation of the Mutual Holding Company to any liquidation proceeds after the payment of creditors. At December 31, 2020, the Holding Company had 5,810,746 shares of common stock outstanding, of which 2,610,296 shares, or 45%, were owned by the public (“Minority Shares”) and the remaining 3,200,450 shares of common stock of the Holding Company were owned by the Mutual Holding Company.

The Boards of Directors of the Mutual Holding Company, the Holding Company and the Bank have adopted the Plan providing for the conversion of the Mutual Holding Company from a New Jersey-chartered mutual holding company to the capital stock form of organization. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and will offer shares of Holding Company Common Stock to depositors of the Bank and members of the general public in the Offering.

Pursuant to the Plan, the Conversion will be effected as follows and in such order as is necessary to consummate the Conversion:

(1)

The Mutual Holding Company will merge with and into the Holding Company with the Holding Company as the surviving entity (the “Merger”) whereby the shares of Holding Company common stock held by the Mutual Holding Company will be cancelled and certain owners of the Mutual Holding Company (e.g., Eligible Account Holders and Supplemental Eligible Account Holders of the Bank) will constructively receive an interest in a Liquidation Account established in the Holding Company in exchange for their liquidation interests in the Mutual Holding Company. As part of the Merger, each of the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive the Exchange Shares (i.e., new Holding Company Common Stock, based on the Exchange Ratio, as further described herein).

(2)	Immediately after the Merger, the Holding Company will offer for sale the Subscription Shares in the Offering.

(3)

The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional common stock of the Bank and in exchange for the Bank Liquidation Account.

Following the Conversion, the Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the initial balance of the Liquidation Account will be equal to the product of (i) the Majority Ownership Interest and (ii) the Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the value of the net assets of the Mutual Holding Company (excluding its ownership of Holding Company common stock) as reflected in the latest statement of financial condition of the Mutual Holding Company before the effective date of the Conversion. The terms of the Liquidation Account and the Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are set forth in Section 19 of the Plan.

As part of the Conversion, all of the then-outstanding shares of Holding Company common stock owned by Minority Stockholders will be exchanged for new shares of Holding Company Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held immediately prior to the Conversion, exclusive of (i) Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering, and (ii) cash received in lieu of fractional shares.

Upon completion of the Conversion and Offering, the Holding Company will continue to be a publicly-held corporation, its Common Stock will continue to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and it will continue to be subject to the rules and regulations thereunder and will continue to file periodic reports and proxy statements with the SEC. The Bank will continue to be a wholly-owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans, Supplemental Eligible Account Holders, and certain depositors of the Bank as of the Voting Record Date who qualify as Voting Depositors (“Other Depositors”). The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering (with preferences given first to persons residing in the New Jersey Counties of Middlesex, Somerset, Monmouth, Hunterdon and Union, and if shares remain after the subscription and community offerings, shares may be offered, at the sole discretion of the Holding Company, to members of the general public in a Syndicated Community Offering.

Scope of Opinion

Our views as to the New Jersey tax consequences rely on the Federal Opinion Letter which we understand to conclude as follows:

1. The Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(l)(A) of the Code).

2. The constructive exchange of the Eligible Account Holders and Supplemental

Eligible Account Holders liquidation interests in the Mutual Holding Company for a Liquidation Account in the Holding Company in the Merger will satisfy the continuity of interest requirement of Section 1.368-l(b) of the Income Tax Regulations. (cf Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

3. No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities, if any, in constructive exchange for interests in the Liquidation Account in the Holding Company or on the constructive distribution of such Liquidation Account interests to certain depositors of the Bank (i.e., the former owners of the Mutual Holding Company who are either Eligible Account Holders or Supplemental Eligible Account Holders of the Bank). (Section 361 (a), 361 (c) and 357(a) of the Code).

4. No gain or loss will be recognized by the Holding Company upon the receipt of the assets of the Mutual Holding Company in the Merger in exchange for the constructive transfer of the Liquidation Account interests in the Holding Company to the certain depositors of the Bank. (Section 1032(a) of the Code).

5. Bank depositors who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of an interest in the Liquidation Account in the Holding Company in exchange for their liquidation interests in the Mutual Holding Company. (Section 354(a) of the Code).

6. The basis of the assets of the Mutual Holding Company (other than stock in the Holding Company) to be received by the Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code).

7. The Holding Company’s holding period of the assets transferred from the Mutual Holding Company will include the holding period of those assets for the period held by Mutual Holding Company. (Section 1223(2) of the Code).

8. Except with respect to the receipt of cash in lieu of fractional share interests, the Minority Stockholders will not recognize any gain or loss upon their exchange of Holding Company common stock for new shares of Holding Company Common Stock. (Section 354 of the Code).

9. The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Merger and then redeemed by the Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

10. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Section 356(a) of the Code). Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as a result of their exercise of the nontransferable subscription rights. (Rev. Rul. 56-572, 1956-2 C.B. 182).

11. It is more likely than not that the fair market value at the effective date of the Conversion of the benefit to Eligible Account Holders and Supplemental Eligible Account Holders provided by an interest in the Bank Liquidation Account which they constructively receive is zero. Pursuant to the Plan, the Bank Liquidation Account supports the payment of the Liquidation Account in the unlikely event that either the Bank (or the Holding Company and the Bank) were to liquidate after the Conversion (including a liquidation of the Bank or the Bank and the Holding Company following a purchase and assumption transaction with a credit union acquiror) when the Holding Company lacks sufficient net assets to pay the distributions from the Liquidation Account when due. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Conversion. (Section 356(a) of the Code).

12. Each stockholder’s aggregate basis in such stockholder’s new Holding Company Common Stock received in the exchange will be the same as such stockholder’s aggregate basis in the Holding Company common stock surrendered in exchange therefore. (Section 358(a) of the Code).

13. It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code).

14. Each stockholder’s holding period in such stockholder’s Holding Company Common Stock received in the exchange will include the period during which the Holding Company common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange. (Section 1223(1) of the Code).

15. The holding period of the Holding Company Common Stock purchased pursuant to the exercise of nontransferable subscriptions rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code).

16. No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering (Section 1032 of the Code).

LAW AND ANALYSIS

A taxpayer’s entire net income for New Jersey Corporation Business Tax (CBT) is initially equal to its federal taxable income before net operating losses and special deductions. (N.J.R.S. §54:10A-4(k)). There are specified adjustments that must be made to federal taxable income to determine entire net income, however, none are pertinent here. (N.J.R.S. §54:10A-4).

OPINION

Based on our review of the agreements and documents mentioned herein, and information provided and the federal tax opinion, it is our opinion that:

1. To the extent that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

2. To the extent the constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Mutual Holding Company for a Liquidation Account in the Holding Company in the Merger will satisfy the continuity of interest requirement of Section 1.368-l(b) of the Income Tax Regulations. (Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54), such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

3. To the extent no gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities, if any, in constructive exchange for interests in the Liquidation Account in the Holding Company or on the constructive distribution of such Liquidation Account interests to certain depositors of the Bank (i.e., the former owners of the Mutual Holding Company who are either Eligible Account Holders or Supplemental Eligible Account Holders of the Bank). (Section 361 (a), 361 (c) and 357(a) of the Code), such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

4. To the extent no gain or loss will be recognized by the Holding Company upon the receipt of the assets of the Mutual Holding Company in the Merger in exchange for the constructive transfer of the Liquidation Account interests in the Holding Company to the certain depositors of the Bank. (Section 1032(a) of the Code), such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

5. To the extent bank depositors who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of an interest in the Liquidation Account in the Holding Company in exchange for their liquidation interests in the Mutual Holding Company. (Section 354(a) of the Code), such treatment will be the same for New Jersey Gross Income Tax. (N.J.R.S. §54A:5-1(c)).

6. To the extent the basis of the assets of the Mutual Holding Company (other than stock in the Holding Company) to be received by the Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code), such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

7. To the extent the Holding Company’s holding period of the assets transferred from the Mutual Holding Company will include the holding period of those assets for the period held by Mutual Holding Company. (Section 1223(2) of the Code), such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

8. To the extent except with respect to the receipt of cash in lieu of fractional share interests, the Minority Stockholders will not recognize any gain or loss upon their exchange of Holding Company common stock for new shares of Holding Company Common Stock. (Section 354 of the Code), such treatment will be the same for New Jersey Gross Income Tax. (N.J.R.S. §54A:5-1(c)).

9. To the extent the payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Merger and then redeemed by the Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574), such treatment will be the same for New Jersey Gross Income Tax. (N.J.R.S. §54A:5-1(c)).

10. To the extent it is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by

Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Section 356(a) of the Code). Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as a result of their exercise of the nontransferable subscription rights. (Rev. Rul. 56-572, 1956-2 C.B. 182), such treatment will be the same for New Jersey Gross Income Tax. (N.J.R.S. §54A:5-1(c)).

11. To the extent it is more likely than not that the fair market value at the effective date of the Conversion of the benefit to Eligible Account Holders and Supplemental Eligible Account Holders provided by an interest in the Bank Liquidation Account which they constructively receive is zero. Pursuant to the Plan, the Bank Liquidation Account supports the payment of the Liquidation Account in the unlikely event that either the Bank (or the Holding Company and the Bank) were to liquidate after the Conversion (including a liquidation of the Bank or the Bank and the Holding Company following a purchase and assumption transaction with a credit union acquiror) when the Holding Company lacks sufficient net assets to pay the distributions from the Liquidation Account when due. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Conversion. (Section 356(a) of the Code), such treatment will be the same for New Jersey Gross Income Tax. (N.J.R.S. §54A:5-1(c)).

12. To the extent each stockholder’s aggregate basis in such stockholder’s new Holding Company Common Stock received in the exchange will be the same as such stockholder’s aggregate basis in the Holding Company common stock surrendered in exchange therefore. (Section 358(a) of the Code), such treatment will be the same for New Jersey Gross Income Tax. (N.J.R.S. §54A:5-1(c)).

13. To the extent it is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code), such treatment will be the same for New Jersey Gross Income Tax. (N.J.R.S. §54A:5-1(c)).

14. To the extent each stockholder’s holding period in such stockholder’s Holding Company Common Stock received in the exchange will include the period during which the Holding Company common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange. (Section 1223(1) of the Code), such treatment will be the same for New Jersey Gross Income Tax. (N.J.R.S. §54A:5-1(c)).

15. To the extent the holding period of the Holding Company Common Stock purchased pursuant to the exercise of nontransferable subscriptions rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code), such treatment will be the same for New Jersey Gross Income Tax. (N.J.R.S. §54A:5-1(c)).

16. To the extent no gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering (Section 1032 of the Code), such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

*    *    *    *    *

Since this letter is provided in advance of the closing of the Plan, we have assumed that the Plan will be consummated. Any change to the Plan could cause us to modify the opinion expressed herein.

Our opinion is limited to New Jersey income tax matters described above and does not address any other New Jersey tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the New Jersey tax laws. These laws are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on New Jersey, and there can be no assurance, and none is hereby given, that New Jersey will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by New Jersey.

We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion and the Holding Company Application on Form FR Y-3, each as filed with the Federal Reserve, and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters”.

Very truly yours,

/s/ Hamilton and Babitts

Hamilton and Babitts
Certified Public Accountants